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                                                                    EXHIBIT 4.1


                         CERTIFICATE OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS

                                      of

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      of

                               CAM DESIGNS INC.

       (Pursuant to Section 151 of the Delaware General Corporation Law)

         CAM Designs Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by
Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:


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                          I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 800 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be One Thousand U.S.
Dollars ($1000.00) per share (the "Face Amount").

                                II. DIVIDENDS

         The Series A Preferred Stock shall bear no dividends, and the holders of the Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock.

                          III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:


         A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holders of a majority of the then outstanding shares of Series A Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         B. "Conversion Date" means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise


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delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

         C. "Conversion Percentage" shall initially mean eighty percent (80%). In the event the Corporation's Class A Common Stock, par value $.001 per share ("Common Stock"), is no longer designated for quotation on the Nasdaq SmallCap Market ("SmallCap"), the Conversion Percentage shall be permanently reduced by ten percent (10%) to seventy percent (70%). The Conversion Percentage also shall be subject to adjustment as provided herein.

         D. "Conversion Price" means, with respect to any Conversion Date, the lower of the Variable Conversion Price and the Fixed Conversion Price, each in effect as of such date and subject to adjustment as provided herein; provided, however, that in no event shall the Conversion Price in effect on any Conversion Date be less than the Floor Price in effect on such Conversion

Date unless a Reserved Amount Trigger Event (as defined in Article V hereof), a Conversion Default (as defined in Article VI hereof), a Cap Amount Trigger Event (as defined in Article VII hereof) or a Mandatory Redemption Event (as defined in Article VIII.A hereof) shall have occurred and be then continuing; provided, further, however, that the restriction contained in the immediately preceding proviso shall not apply on any Conversion Date occurring after an Announcement Date (as defined in Article XI.C hereof) and prior to the sixth
(6th) trading day following (i) the consummation of the proposed transaction or tender offer, exchange offer or other transaction to which the Announcement Date relates or (ii) the Abandonment Date (as defined in Article XI.C hereof).

         E. "Fixed Conversion Price" means $3.50, and shall be subject to adjustment as provided herein (including, without limitation, Articles V.D, VI.B, VII.C and XI).

         F. "Floor Price" means, with respect to any Conversion Date, the lowest of (i) $2.75, (ii) the Fixed Conversion Price then in effect and (iii) the amount obtained by multiplying the Conversion Percentage then in effect by the average of the Closing Bid Prices for the Common Stock during the twenty
(20) consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period), and shall be subject to adjustment as provided herein.

         G. "Issuance Date" means the date of the closing under that certain Securities Purchase Agreement by and between the Corporation and the purchaser named therein with respect to the issuance of the Series A Preferred Stock (the "Securities Purchase Agreement").

         H. "N" means the number of days from, but excluding, the Issuance
Date.

         I. "Premium" means an amount equal to (.07)x(N/365)x(1,000).

         J. "Variable Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage then in effect by the average of the two (2)


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lowest sale prices for the Common Stock during the thirty (30) consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such thirty (30) trading day period), and shall be subject to adjustment as provided herein. For the avoidance of doubt, the trading day immediately preceding any Conversion Date is the last calendar day that is a trading day and which is immediately preceding the Conversion Date.

         K. "business day" and "trading day" means any day on which the New

York Stock Exchange is open for trading.

                                IV. CONVERSION

         A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series A Preferred Stock may, at any time and from time to time on or after the earlier of (x) the seventy-fifth (75th) day following the Issuance Date and (y) the date on which the registration statement required to be filed by the Corporation pursuant to Section 2(a) of that certain Registration Rights Agreement, dated as of March 27, 1998, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement") is declared effective by the United States Securities and Exchange Commission, convert (an "Optional Conversion") each of its shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula if the Corporation timely redeems the Premium thereon in cash in accordance with subparagraph
(ii) below:

                                     1,000
                                --------------
                               Conversion Price

or in accordance with the following formula if the Corporation does not timely redeem the Premium thereon in accordance with subparagraph (ii) below:

                              1,000 + the Premium
                              -------------------
                               Conversion Price

                  (ii) (a) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion, or in the event of a Required Conversion at Maturity, to redeem the Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation so elects to redeem the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the U.S. Mail to such holder within three (3) business days of receipt by the Corporation of a Notice of


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Conversion (in the case of a redemption in connection with an Optional
Conversion) or the Maturity Date (in the case of a redemption in connection with a Required Conversion at Maturity), the Corporation shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with Article IV.A(i).


                           (b) Each holder of Series A Preferred Stock shall
have the right to require the Corporation to provide advance notice to such holder stating whether the Corporation will elect to redeem the Premium in cash pursuant to the Corporation's redemption rights discussed in subparagraph
(a) of this Article IV.A(ii). A holder may exercise such right from time to time by sending notice (an "Election Notice") to the Corporation, by facsimile, requesting that the Corporation disclose to such holder whether the Corporation would elect to redeem the Premium for cash in lieu of issuing shares of Common Stock therefor if such holder were to exercise its right of conversion pursuant to this Article IV.A. The Corporation shall, no later than the close of business on the next business day following receipt of an Election Notice, disclose to such holder whether the Corporation would elect to redeem the Premium in connection with a conversion pursuant to a Notice of Conversion delivered over the subsequent five (5) business day period. If the Corporation does not respond to such holder within such one business day period via facsimile, the Corporation shall, with respect to any conversion pursuant to a Conversion Notice delivered within the subsequent five (5) business day period, forfeit its right to redeem such Premium in accordance with subparagraph (a) of this Article IV.A(ii) and shall be required to convert such Premium into shares of Common Stock.

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Company required by Article XIV.B hereof.

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series A Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIV.B) (the


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"Delivery Period"), issue and deliver to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

                  (iii) No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next higher whole number of shares.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Limitations on Conversions. The conversion of shares of Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

                  (i) Cap Amount. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, in no event shall the total number of shares of Common Stock issued upon conversion of the Series A Preferred Stock exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to any



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rule of the principal United States securities market on which the Common
Stock trades (including Rules 4310(c)(25)(H) and 4460(i) of the National Association of Securities Dealers, Inc. ("NASD") or any successor rules) (the "Cap Amount") which, as of the date of issuance of the Series A Preferred Stock, shall be 513,500 shares (19.99% of total shares of Common Stock outstanding on the Issuance Date). The Cap Amount shall be allocated pro rata to the holders of Series A Preferred Stock as provided in Article XIV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

                  (ii) No Five Percent Holders. Unless a holder of shares of Series A Preferred Stock delivers a waiver in accordance with the last sentence of this subparagraph (ii), except in connection with a Required Conversion at Maturity, in no event shall a holder of shares of Series A Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series A Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants (the "Warrants") issued by the Corporation pursuant to the Securities Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and each holder of outstanding shares of Series A Preferred Stock shall approve such alteration, amendment, deletion or change. Notwithstanding the foregoing, a holder of shares of Series A Preferred Stock may waive the restriction set forth in this subparagraph (ii) upon not less than 61 days prior written notice to the Corporation (with such waiver taking effect only upon the expiration of such 61-day period).

         D. Required Conversion at Maturity. Subject to the limitations set forth in Paragraph C(i) of this Article IV and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act"), for resale by the holders of such shares of Series A Preferred Stock and (iii) eligible to be traded on either the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), the Nasdaq National Market ("NNM") or the SmallCap, each share of Series A Preferred Stock issued and outstanding on the fifth (5th) anniversary of the Issuance Date (the "Maturity Date") automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Paragraph A of this Article IV (the "Required Conversion at


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Maturity"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series A Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV; provided, however, that the holders of Series A Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent. If the Required Conversion at Maturity does not occur, each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B), the holder's Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after the day on which the Corporation receives such Mandatory Redemption Notice , then such holder shall be entitled to the remedies provided in
Article VIII.C.

                  V. RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. Upon the initial issuance of shares of Series A Preferred Stock, the Corporation shall reserve 704,000 shares (200% of the maximum number of shares of Common Stock which would be issuable if all shares of Series A Preferred Stock are converted in their entirety on the Issuance
Date) of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the shares of Series A Preferred Stock then outstanding at the then current Conversion Price. The Reserved Amount shall be allocated to the holders of Series A Preferred Stock as provided in Article XIV.C.

         B. Increases to Reserved Amount. If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") shall be less than 135% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock, the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series A Preferred Stock such that, after giving effect to such purchase, such holder's allocated portion of the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to such holder upon conversion of the holder's Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt


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of a Mandatory Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

         C. Limitations on Redemption Right. Notwithstanding the provisions of Paragraph B of this Article V, the holders of Series A Preferred Stock shall have no right to require the Corporation to effect a redemption of their outstanding shares of Series A Preferred Stock as provided in Paragraph B of this Article V so long as (i) the Corporation has not, at any time, decreased the Reserved Amount below 704,000 shares of Common Stock; (ii) the Corporation shall have taken immediate action following the applicable Authorization Trigger Date (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock; and (iii) the Corporation continues to use its good faith best efforts (including the resolicitation of stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series A Preferred Stock. The Corporation will be deemed to be using "its good faith best efforts" to increase the Reserved Amount so long as it solicits stockholder approval to authorize the issuance of additional shares of Common Stock not less than three (3) times during each twelve month period following the applicable Authorization Trigger Date during which any shares of Series A Preferred Stock remain outstanding.

         D. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series A Preferred Stock to any holder because the Corporation does not then have available a sufficient number of authorized and reserved shares of Common Stock (a "Reserved Amount Trigger Event"), then the Fixed Conversion Price in respect of any shares of Series A Preferred Stock held by any holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such holder) shall thereafter be the lesser of (i) the Fixed Conversion Price on the date of the Reserved Amount Trigger Event and (ii) the lowest Conversion Price in effect during the period beginning on, and including the date of, the Reserved Amount Trigger Event through and including the date on which the Corporation shall have taken all action necessary to increase the number of authorized shares of Common Stock and to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the then outstanding Series A Preferred Stock. Upon the occurrence of each reset of the Fixed Conversion Price pursuant to this Paragraph D, the Corporation, at its expense, shall promptly compute the new Fixed Conversion Price and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such new Fixed Conversion Price and showing in detail each Conversion Price in effect during such reset period.


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                      VI. FAILURE TO SATISFY CONVERSIONS

         A. Conversion Default Payments. If, at any time, (x) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII, respectively) to deliver, on or prior to the fourth (4th) business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of shares of Series A Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of (x) and (y) being a "Conversion Default"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to:

                      (.24) x (D/365) x (Default Amount)

where:

         "D" means the number of days after the expiration of the Delivery Period through and including the Default Cure Date;

         "Default Amount" means (i) the total Face Amount of all shares of Series A Preferred Stock held by such holder, plus (ii) the total accrued Premium as of the first day of the Conversion Default on all shares of Series A Preferred Stock included in clause (i) of this definition; and

         "Default Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series A Preferred Stock and
(ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation issues freely tradeable shares of Common Stock in satisfaction of all conversions of Series A Preferred Stock in accordance with Article IV.A, and (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series A Preferred Stock held by such holder pursuant to Paragraph D of this Article VI.

         The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "Conversion Default Payments." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date with respect to such Conversion Default Payments. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in

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accordance with and be subject to the provisions of Article XIV.E. In the event a holder elects to convert all or any portion of the Conversion Default Payments into Common Stock, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Article IV.

         B. Adjustment to Conversion Price. If a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII), then the Fixed Conversion Price in respect of any shares of Series A Preferred Stock held by such holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such holder) shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the earlier of (x) the day such shares of Common Stock are delivered to the holder and (y) the day on which the holder regains its rights as a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock pursuant to the provisions of Article XIV.F hereof. If there shall occur a Conversion Default of the type described in clause (y) of Article VI.A, then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in
Article XI.

         C. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Paragraph C. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article XIV.E.

         D. Redemption Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII) to issue shares of Common Stock within ten
(10) business days after the expiration of the Delivery Period with respect to any conversion of Series A Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Mandatory Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series A Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Mandatory Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

                 VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

         A. Obligation to Cure. If at any time the then unissued portion of any Holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series A Preferred Stock (a "Trading Market Trigger Event"), the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its stockholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series A Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount (collectively, the "Trading Market Prohibitions").

         B. Remedies. In the event the Corporation fails to eliminate all such prohibitions on its ability to issue shares of Common Stock in excess of the Cap Amount within ninety (90) days after the Trading Market Trigger Event and thereafter the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series A Preferred Stock to any holder because such issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any holder who is so prohibited from converting its Series A Preferred Stock may elect either or both of the following remedies:

                  (i) to require, with the consent of holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred Stock (including any shares of Series A Preferred Stock held by the requesting holder), the Corporation to terminate the listing of its Common Stock on the SmallCap (or any other stock exchange, interdealer quotation system or trading market) and to cause its Common Stock to be eligible for trading on the over-the-counter electronic bulletin board; or

                  (ii) to require the Corporation to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the greater of (x) the Closing Bid Price of the Common Stock and (y) the book value per share of Common Stock, each in effect as of the date of the holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph (ii);

provided, however, that the Corporation may, at its option, by delivery of an Optional Redemption Notice within five (5) business days after the Corporation's receipt of any notice of election delivered by a holder pursuant to this Article VII.B, elect to purchase for cash, at an amount per share equal to the Optional Redemption Amount, a number of the holder's shares of Series A Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount exceeds 135% of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series A Preferred Stock.

         C. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series A Preferred Stock to any holder because such issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities (a "Cap Amount Trigger Event"), then the Fixed Conversion Price in respect of any shares of Series A Preferred Stock held by any holder (including shares of Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such holder) shall thereafter be the lesser of (i) the Fixed Conversion Price in effect on the date of the Cap Amount Trigger Event and
(ii) the lowest Conversion Price in effect during the period beginning on, and including, the date of the Cap Amount Trigger Event through and including the date on which the Corporation shall have eliminated all of the Trading Market Prohibitions. Upon the occurrence of each reset of the Fixed Conversion Price pursuant to this Paragraph C, the Corporation, at its expense, shall promptly compute the new Fixed Conversion Price and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such new Fixed Conversion Price and showing in detail each Conversion Price in effect during each reset period.

                           VIII. EVENTS OF DEFAULT

         A. Events of Default. In the event (each of the events described in clauses (i) - (vi) below after expiration of the applicable cure period (if any) being a "Mandatory Redemption Event"):

                  (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is suspended from trading on any of, or is not listed

(and authorized) for trading on at least one of, the NYSE, the AMEX, the NNM or the SmallCap for an aggregate of ten (10) trading days in any nine (9) month period;

                  (ii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the 180th day following the Issuance Date or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days;

                  (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder;


                  (iv) the Corporation provides notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series A Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);

                  (v) the Corporation shall:

                           (a) sell, convey or dispose of all or substantially
all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation); or

                           (b) merge, consolidate or engage in any other
business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged); or

                           (c) have approved, recommended or consented to any
transaction or series of related transactions which result in fifty percent (50%) or more of the voting power of its capital stock being owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

                  (vi) the Corporation breaches any material covenant or other material term hereunder (other than as specifically provided in subparagraphs (i)-(v) of this Paragraph A), or under the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues uncured for ten (10) business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Mandatory Redemption Event, each holder of shares of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Paragraph C below) to the Corporation while such Mandatory Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share equal to the Mandatory Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv) or (v) above shall immediately constitute a Mandatory Redemption Event and there shall be no cure period; provided, however, that the holders of Series A Preferred Stock shall have no right to deliver a Mandatory Redemption Notice following the occurrence of a Mandatory Redemption Event specified in clauses (i), (ii),
(iii) or (vi) above if the Corporation pays to each holder within five (5) business days after the occurrence of such Mandatory Redemption Event, as liquidated damages for the decrease in the value of the Series A Preferred Stock (and the shares of the Corporation's Common Stock issuable upon conversion thereof) which will result from the occurrence of such Mandatory Redemption Event, an amount (the "Damages Amount") equal to twenty-five percent (25%) of the aggregate Face Amount of the shares of Series A Preferred Stock then held by each such holder. The Damages Amount shall be payable, at the Corporation's option, in cash or shares of Common Stock (based upon a price per share of Common Stock equal to fifty percent (50%) of the Conversion Price in effect as of the date of such Mandatory Redemption Event). Upon the initial issuance of shares of Series A Preferred Stock, the Corporation shall reserve 250,000 shares of Common Stock to satisfy its obligation with respect to the Damages Amount and thereafter the number of authorized but unissued shares of Common Stock so reserved shall not be decreased. In the event that the number of shares required to be issued by the Corporation with respect to the Damages Amount exceeds 250,000 shares of Common Stock and the Corporation does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the Damages Amount, the Corporation shall issue and deliver to the holders, on a pro-rata basis based on the number of shares of Series A Preferred Stock then held by each such holder, a number of shares of Common Stock equal to the greater of
(i) the number of shares authorized and available for issuance by the Corporation to satisfy such obligation and (ii) all 250,000 shares of Common Stock so reserved for such purpose and, upon such issuance, the holders shall have no right of redemption with respect to such Mandatory Redemption Event, but shall retain all other remedies to which they may be entitled at law or in equity (which remedies shall not include the right of redemption).


         Upon the Corporation's receipt of any Mandatory Redemption Notice hereunder (other than during the three (3) trading day period following the Corporation's delivery of a Mandatory Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Mandatory Redemption Notice from a holder of Series A Preferred Stock), the Corporation shall immediately (and in any event within one (1) business day following such receipt) deliver a written notice (a "Mandatory Redemption Announcement") to all holders of Series A

Preferred Stock stating the date upon which the Corporation received such Mandatory Redemption Notice and the amount of Series A Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series A Preferred Stock during the three (3) trading day period following the delivery of a required Mandatory Redemption Announcement hereunder. At any time and from time to time during such three (3) trading day period, each holder of Series A Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series A Preferred Stock covered by

Mandatory Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

         B. Definition of Mandatory Redemption Amount. The "Mandatory Redemption Amount" with respect to a share of Series A Preferred Stock means an amount equal to the greater of:

                  (i)           V
                             ------     x   M
                               CP

and

                  (ii) The sum of (x) the product of (I) one hundred percent (100%) divided by the Conversion Percentage in effect on the date on which the Corporation receives the Mandatory Redemption Notice, times (II) the Face Amount thereof, plus (y) the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the date of payment of the Mandatory Redemption Amount.

where:

         "V" means the Face Amount thereof plus the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the date of payment of the Mandatory Redemption Amount;

         "CP" means the Conversion Price in effect on the date on which the Corporation receives the Mandatory Redemption Notice; and

         "M" means (i) with respect to all redemptions other than redemptions pursuant to Article VIII.A(v) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Mandatory Redemption Notice and ending on the date immediately preceding the date of payment of the Mandatory Redemption Amount and (ii) with respect to redemptions pursuant to Article VIII.A(v) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Mandatory Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and holders of a majority-in-interest of the shares of Series A Preferred Stock then outstanding, or if such agreement cannot be reached within five (5) business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority-in-interest of the then outstanding shares of Series A Preferred

Stock, with the costs of such appraisal to be borne by the Corporation.

         C. Redemption Defaults. If the Corporation fails to pay any holder the Mandatory Redemption Amount with respect to any share of Series A Preferred Stock within five (5) business days after its receipt of a notice requiring such redemption (a "Mandatory Redemption Notice"), then the holder of Series A Preferred Stock delivering such Mandatory Redemption Notice (i) shall be entitled to interest on the Mandatory Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Mandatory Redemption Notice until the date of payment of the Mandatory Redemption Amount hereunder, and (ii) shall have the right, at any time and from time to time prior to payment thereof in cash, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Mandatory Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date on which the Corporation receives the Mandatory Redemption Notice and ending on the Conversion Date with respect to the conversion of such Mandatory Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock subject to Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series A Preferred Stock from each holder pro rata, based on the total number of shares of Series A Preferred Stock outstanding at the time of redemption included by such holder in all Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series A Preferred Stock outstanding at the time of redemption included in all of the Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected.

         D. Redemption at the Corporation's Option.

                  (i) The Corporation shall have the right, at any time and from time to time, so long as no Conversion Default or Mandatory Redemption Event shall have occurred and be continuing, to redeem (an "Optional Redemption") all or any portion of the then outstanding shares of Series A Preferred Stock (excluding shares of Series A Preferred Stock subject to a Notice of Conversion delivered to the Corporation prior to the date of the Optional Redemption Notice (as defined in subparagraph (iii) below)) for cash, at an amount per share equal to the Optional Redemption Amount (as defined below), by delivering an Optional Redemption Notice to the holders of Series A Preferred Stock. Subject to the provisions of Article IV.C hereof, holders of Series A Preferred Stock may convert all or any part of their shares of Series A Preferred Stock selected for redemption hereunder into Common Stock by delivering a Notice of Conversion to the

Corporation at any time prior to the Effective Date of Redemption. For purposes hereof, the "Optional Redemption Amount" with respect to a share of

Series A Preferred Stock means an amount equal to the greater of:

                           (a)        V
                                    -----      x      M
                                     C P

and

                           (b) The sum of (x) the product of (I) one hundred
percent (100%) divided by the Conversion Percentage in effect on the date of the Optional Redemption Notice, times (II) the Face Amount thereof, plus (y) the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the Effective Date of Redemption (as defined in subparagraph (iii) below).

where:

         "V" means the Face Amount thereof plus the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the Effective Date of Redemption;

         "CP" means the Conversion Price in effect on the date of the Optional Redemption Notice; and

         "M" means the Closing Bid Price of the Corporation's Common Stock on the date of the Optional Redemption Notice.

                  (ii) The Corporation may not deliver an Optional
Redemption Notice to the holders of Series A Preferred Stock unless on or prior to the date of delivery of such Optional Redemption Notice, the Corporation shall have deposited with an escrow agent reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock, as a trust fund, cash sufficient in amount to pay all amounts to which the holders of Series A Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph D, with irrevocable instructions and authority to such escrow agent to complete the redemption thereof in accordance with this Paragraph D. Any Optional Redemption Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of its escrow agent, certifying the amount of funds which have been deposited with such escrow agent and that the escrow agent has been instructed and agrees to act as redemption agent hereunder.

                  (iii) The Corporation shall effect an Optional Redemption under this Section VIII.D by giving at least twenty (20) business days prior written notice (the "Optional Redemption Notice") of the date on which such redemption is to become effective (the "Effective Date of

Redemption") and the Optional Redemption Amount to (i) the holders of Series A

Preferred Stock at the address and facsimile number of each holder appearing in the Corporation's register for the Series A Preferred Stock and (ii) the transfer agent for the Common Stock, which Optional Redemption Notice shall be deemed to have been delivered on the business day after the Corporation's fax (with a copy sent by overnight courier to the holders of Series A Preferred Stock) of such notice to the holders of Series A Preferred Stock.

                  (iv) The Optional Redemption Amount shall be paid to the holder of the Series A Preferred Stock being redeemed within three (3) business days of the Effective Date of Redemption; provided, however, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption Amount until either the certificates evidencing the Series A Preferred Stock being redeemed are delivered to the office of the Corporation or the escrow agent or the holder notifies the Corporation or the escrow agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series A Preferred Stock being redeemed are not delivered to the Corporation or the escrow agent prior to the third business day following the Effective Date of Redemption, the redemption of the Series A Preferred Stock pursuant to this Article VIII.D shall still be deemed effective as of the Effective Date of Redemption and the Optional Redemption Amount shall be paid to the holder of Series A Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series A Preferred Stock being redeemed are actually delivered to the Corporation or the escrow agent.

                                  IX. RANK

         All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with
Article XIII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                          X. LIQUIDATION PREFERENCE


         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series A Preferred Stock means an amount equal to the Face Amount thereof plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                   XI. ADJUSTMENTS TO THE CONVERSION PRICE


         The Conversion Price and the Floor Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article IV.C) had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and the Floor Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series A Preferred Stock has received written notice of such transaction at least seventy-five (75) days prior thereto, but in no event later than twenty (20) days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Certificate of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Major Announcement. In the event the
Corporation at any time after the Issuance Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the sixth (6th) trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Article III.D on the Conversion Date set forth in the Notice of Conversion for the Optional Conversion. From and after the sixth (6th) trading day following the Abandonment Date, the Conversion Price shall be determined as set forth in Article III.D. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph C has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph C to become operative.

         D. Adjustment Due to Distribution. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article IV.C) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

         E. Issuance of Other Securities With Variable Conversion Price. If, at any time after the Issuance Date, the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock

("Convertible Securities") at a conversion or exchange rate based on a discount to the market price of the Common Stock at the time of conversion or exercise, then the Conversion Percentage in respect of any conversion of Series A Preferred Stock after such issuance shall be calculated utilizing the higher of the greatest discount applicable to any such Convertible Securities and the difference between one hundred percent (100%) and the Conversion Percentage then in effect hereunder.

         F. Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price and/or Floor Price pursuant to this
Article XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price and/or Floor Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

                             XII. VOTING RIGHTS

         The holders of the Series A Preferred Stock shall have no voting rights whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "Business Corporation Law"), in this Article XII and in
Article XIII below.

         Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or seventy-five (75) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the Business Corporation Law the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C(ii)) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

                         XIII. PROTECTION PROVISIONS

         So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of all of the then outstanding shares of Series A Preferred Stock:

                           (a) alter or change the rights, preferences or
privileges of the Series A Preferred Stock;

                           (b) alter or change the rights, preferences or
privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                           (c) create any new class or series of capital stock

having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Senior Securities");

                           (d) create any new class or series of capital stock
ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Pari Passu Securities");

                           (e) increase the authorized number of shares of
Series A Preferred Stock;

                           (f) issue any shares of Senior Securities or Pari
Passu Securities;

                           (g) issue any shares of Series A Preferred Stock
other than pursuant to the Securities Purchase Agreement;

                           (h) redeem, or declare or pay any cash dividend or
distribution on, any Junior Securities; or

                           (i) increase the par value of the Common Stock.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

                              XIV. MISCELLANEOUS

         A. Cancellation of Series A Preferred Stock. If any shares of
Series A Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of
(i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

         C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred

Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holders.

         D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series

A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock prior to the end of such quarter,
(iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within fifteen (15) days after delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

         E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.


         F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses (i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such ten (10) business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Article VI.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.B) for the Corporation's failure to convert Series A Preferred Stock.

         G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 24th day of March, 1998.

                                              CAM DESIGNS INC.

                                              By:/s/ JR Davidson
                                                 -------------------------
                                                 Name:  JR Davidson
                                                 Title:

                             NOTICE OF CONVERSION

                   (To be Executed by the Registered Holder

               in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series A Preferred Stock (the "Conversion"), represented by stock certificate Nos(s). ___________ (the "Preferred Stock Certificates"), into shares of Class A Common Stock ("Common Stock") of CAM DESIGNS INC. (the "Corporation") according to the conditions of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

/ / In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                         Date of Conversion:
                                            --------------------------------
                         Applicable Conversion Price:
                                                     -----------------------
                         Amount of Conversion Default
                         Payments to be Converted, if any:
                                                          ------------------
                         Number of Shares of
                         Common Stock to be Issued:
                                                   -------------------------
                         Signature:
                                   ------------------------
                         Name:
                              -----------------------------
                         Address:
                                 --------------------------

                                 --------------------------

                                 --------------------------